EXHIBIT 99
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Pocahontas Bancorp, Inc.
1700 East Highland Drive
Jonesboro, Arkansas  72403



FOR IMMEDIATE RELEASE

CONTACTS:
Dwayne Powell                              Brad Snider
President and Chief Executive Officer      President and Chief Executive Officer
Pocahontas Bancorp, Inc.                   North Arkansas Bancshares, Inc.
TEL: (870) 802-5934                        TEL: (870) 523-3611

POCAHONTAS BANCORP, INC. TO ACQUIRE NORTH ARKANSAS BANCSHARES, INC. IN A MERGER VALUED AT APPROXIMATELY $4.4 MILLION

        Jonesboro and Newport, Arkansas. November 20, 2001. Pocahontas Bancorp, Inc. (Nasdaq NMS: PFSL) ("Pocahontas Bancorp"), the holding company for First Community Bank, and North Arkansas Bancshares, Inc. ("North Arkansas Bancshares"), the holding company for Newport Federal Savings Bank ("Newport Federal"), announced today that they have entered into a definitive agreement under which Pocahontas Bancorp would acquire North Arkansas Bancshares in a merger valued at $15.00 per share, or approximately $4.4 million in total. The Board of Directors of each company has unanimously approved the transaction. Due diligence has been completed.

        Dwayne Powell, President and Chief Executive Officer of Pocahontas Bancorp, stated, "We are very pleased to announce the acquisition of North Arkansas Bancshares and the expansion of the First Community Bank franchise in the Newport, Arkansas area. We intend to continue to focus on community banking." Upon completion of the transaction, Pocahontas Bancorp will have approximately $515.0 million in assets and will have a total of 21 offices in Northeast Arkansas.

        Brad Snider, President and Chief Executive Officer of North Arkansas Bancshares, stated, "We look forward to becoming a part of the Pocahontas Bancorp organization. Our customers as well as our shareholders will benefit from this new relationship with a bank that has always had our respect and shared our outlook."

        Mr. Snider, who will remain in Newport, will serve as a director and an executive with First Community Bank. Customers of Newport Federal should anticipate no change in the type and style of community banking services they have become accustomed to, and should benefit from an expanded menu of banking services.

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        The transaction, which is expected to be completed in the second calendar quarter of 2002, is subject to approval by North Arkansas Bancshares shareholders and applicable regulatory authorities.

        Pocahontas Bancorp estimates that the cost savings opportunities between the companies equals 33% of North Arkansas Bancshares' annualized operating expenses, or approximately $335,000 pre-tax, including the elimination of employee benefit plans and other duplicate expenses.

        In addressing the financial aspects of the transaction, Mr. Powell continued, "The acquisition of North Arkansas Bancshares will increase our capital position and strengthen our market presence in Jackson County. In addition, we anticipate the transaction will provide for enhanced growth opportunities in Jackson County that will add to earnings going forward. The transaction is estimated to initially have a neutral impact on earnings per share. We have been conservative in our financial assumptions and believe that these expectations are very realistic."

        Under the terms of the agreement, each share of North Arkansas Bancshares common stock will be converted into the right to receive that number of shares of Pocahontas Bancorp common stock equal to the number obtained by dividing $15.00 by the average of the closing bid price of Pocahontas Bancorp common stock on the NASDAQ National Market System for the fifteen consecutive trading days ending on the fifth business day before the closing date. If the average closing bid price of Pocahontas Bancorp common stock is less than $7.00, Pocahontas Bancorp has the right to terminate the merger; if the average closing bid price for Pocahontas Bancorp common stock is greater than $11.00, North Arkansas Bancshares has the right to terminate the merger. The $15.00 per share deal price represents 88.3% of North Arkansas Bancshares's tangible book value per share at September 30, 2001 and 28.8 times North Arkansas Bancshares' earnings per share for the twelve months ended September 30, 2001.

        As part of the transaction, Pocahontas Bancorp was granted the option to purchase, under certain conditions, up to 19.9% of the outstanding common stock of North Arkansas Bancshares.

        Pocahontas Bancorp is the holding company for First Community Bank, a federal savings bank. First Community Bank is headquartered in Jonesboro, Arkansas, and operates 20 full-service banking offices in Northeast Arkansas. At September 30, 2001, Pocahontas Bancorp had total assets of $484.0 million, total deposits of $349.0 million and stockholders' equity of $44.0 million.

        North Arkansas Bancshares is the holding company for Newport Federal, a federal savings bank. Newport Federal is headquartered in Newport, Arkansas, and operates one full-service banking office. At September 30, 2001, North Arkansas Bancshares had total assets of $40.3 million, total deposits of $29.6 million and stockholders' equity of $5.0 million.

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        This news release contains certain forward-looking statements about the proposed merger of Pocahontas Bancorp and North Arkansas Bancshares. These statements include statements regarding the anticipated closing date of the transaction, anticipated cost savings, and anticipated future results. Forward-looking statements can be identified by the fact that they include words like "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Certain factors that could cause actual results to differ materially from expected include delays in completing the merger, difficulties in achieving cost savings from the merger or in achieving such cost savings within the expected time frame, difficulties in integrating Pocahontas Bancorp and North Arkansas Bancshares, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Pocahontas Bancorp and North Arkansas Bancshares are engaged, changes in the securities markets, and other factors disclosed by Pocahontas Bancorp and North Arkansas Bancshares in their periodic filings with the SEC.

        Investors are urged to read the registration statement regarding the merger transaction referred to in this press release, when it becomes available, because it will contain important information. The registration statement will be filed with the Securities and Exchange Commission by Pocahontas Bancorp. Investors may obtain a free copy of the registration statement (when it is available) and other documents filed by Pocahontas Bancorp with the Commission at the Commission's website at www.sec.gov. The registration statement may also be obtained for free from Pocahontas Bancorp by directing a request to:
Pocahontas Bancorp, Inc., 1700 East Highland Drive, Jonesboro, Arkansas 72403,
Attention: Dwayne Powell, President and Chief Executive Officer; Telephone:
870-802-5934.

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